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                                                                    Exhibit 10.6


                                   THE BON-TON


HEYWOOD L. WILANSKY
President/CEO

                                  April 4, 2000

Mr. James Baireuther
942 High Meadow Court
Lancaster, PA 17601

Dear Jim:

         I am pleased to inform you that Bon-Ton Stores, Inc. ("the Company") has decided to promote you, effective February 1, 2000 to the position of Executive Vice President and Chief Financial Officer in charge of Finance, Information Services, and Store Planning and Construction.

         In connection with your promotion, you are eligible for a Supplemental Retirement Benefit ("SRB") payable by the Company in the amount of $30,000 annually, provided that you remain continuously within the employ of the Company until February 1, 2005 and retire on or after that date. The SRB shall be payable in equal monthly installments commencing with the month of your retirement (on or after February 1, 2005) through the month of the date of your death. In the event that you and the Company mutually agree to continue your employment after February 1, 2005, the amount of your annual supplemental retirement benefit shall increase by $10,000 for each full year of employment (ending on January 31 of any year) completed by you prior to your retirement to a maximum benefit of $80,000 annually payable upon your retirement on or after February 1, 2010. Your SRB shall be subject to forfeiture in its entirety in the event you are discharged for "Cause" at any time (which shall be defined to include discharge for willful misconduct, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, misrepresentation, conflict of interest, conviction of a crime of moral turpitude or material violation of any material Company policy).

         Your eligibility for the SRB is not a promise of continuing employment. You remain free to resign your position with the Company at any time, and the Company retains the right to terminate your employment at any time, with or without Cause.

         The SRB is in addition to and not in lieu of any other retirement benefit to which you may be entitled as an employee of the Company.

         I appreciate very much all that you have done for the Company and look forward to continue to working with you in the future.

         On a personal note, I am really happy to be able to offer you this added long-term benefit which will provide added security to you and your family's future.

                                     Sincerely yours,
                                     /s/  Heywood Wilansky
                                      Heywood Wilansky

                       The Bon-Ton Department Stores, Inc.
              2801 East Market Street, PO Box 2821, York, PA 17405
                      TEL: (717) 757-3079 FAX: 717-751-3196